Exhibit 99.1

Press Release

Contact: H. Andrew Cantor
Phone: 720.283.6083

UDR ANNOUNCES SECOND QUARTER 2010 RESULTS

~ Increases 2010 FFO Guidance and Common Stock Dividend ~

DENVER, CO (August 2, 2010) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its second quarter 2010 results.

The Company generated Funds from Operations (FFO) of $45.7 million or $0.27 per diluted share, for the quarter ended June 30, 2010, as compared to $53.7 million, or $0.34 per diluted share, in the second quarter of 2009. The second quarter results include a one-time, $0.01 per diluted share charge for storm-related expenses to its Nashville communities and charges for the repurchase of $29.2 million of the Company’s unsecured debt. Excluding these one-time charges, FFO-Core would have been $0.28 per diluted share. Please see the reconciliation below for further detail.

For the six months ended June 30, 2010, UDR generated FFO of $0.55 per diluted share as compared to $0.69 per diluted share for the six-month period ending June 30, 2009. The year-to-date results include $0.01 per diluted share charge for storm-related expenses to its Nashville communities and charges for the repurchase of $29.2 million of the Company’s unsecured debt. Excluding these one-time items, FFO-Core would have been $0.56 per diluted share. Please see the reconciliation below for further detail.

A reconciliation of FFO follows below:

	Q2 2010	Q2 2009	YTD 2010	YTD 2009
FFO- Core per diluted share	$0.28	$0.32	$0.56	$0.63
Debt gains	—	0.02	—	0.06
Storm-related expenses and costs
associated with debt extinguishment	(0.01)	—	(0.01)	—
FFO- Reported per diluted share	$0.27	$0.34	$0.55	$0.69

A reconciliation of FFO to GAAP Net Income can be found on page 9 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “We continue to see positive momentum in all aspects of our business. During the second quarter we maintained occupancy levels above 95 percent and achieved increases in rents on both new and renewal leases for the first time since May 2008. We continue to experience steady traffic across all of our markets, which combined with a decrease in resident turnover, will continue to allow us to increase rents. These positive trends led us to increase our 2010 FFO and same-store guidance.” Mr. Toomey continued, “As the result of the better than expected improvement in our operating performance and increased cash flow, we have increased the annual common stock dividend by 2.8% to $0.74 per share.”

Operations

Same-store revenue declined 2.1 percent year-over-year while net operating income (NOI) declined 3.4 percent for the second quarter 2010. Same-store physical occupancy increased 30 basis points to 95.8 percent year-over-year. Same-store expenses increased by 0.7 percent driven by higher personnel costs and repairs and maintenance expenses, partially offset by decreases in administrative and marketing costs and real estate taxes.

Summary Same-Store Results Second Quarter 2010 versus Second Quarter 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-4.2%	1.5%	-6.5%	43.7%	95.7%	14,587
Mid-Atlantic	0.9%	5.0%	-0.8%	29.2%	96.5%	10,667
Southeastern	-2.0%	-3.0%	-1.4%	19.9%	95.6%	11,375
Southwestern	-1.0%	-3.3%	0.8%	7.2%	95.1%	4,219

Total	-2.1%	0.7%	-3.4%	100.0%	95.8%	40,848

[1] [2]	Based on QTD 2010 NOI. Average same-store occupancy for the quarter.

[3] During the second quarter, 40,848 apartment homes, or approximately 87 percent of 46,932 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

For the six months ended June 30, 2010, the Company’s same-store revenue declined 2.6 percent as compared to the prior year while expenses increased 0.2 percent resulting in a same-store NOI decline of 3.9 percent as compared to the prior year period in 2009. Year-over-year occupancy increased by 70 basis points to 95.8 percent.

Summary Same-Store Results YTD 2010 versus YTD 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-4.7%	1.6%	-7.3%	43.6%	95.6%	14,587
Mid-Atlantic	0.4%	3.8%	-1.2%	28.8%	96.4%	10,667
Southeastern	-2.5%	-3.3%	-1.9%	20.2%	95.6%	11,375
Southwestern	-1.6%	-5.4%	1.3%	7.3%	95.3%	4,219

Total	-2.6%	0.2%	-3.9%	100.0%	95.8%	40,848

[1] [2]	Based on YTD 2010 NOI. Average same-store occupancy for the quarter.

[3] During the six months ended June 30, 2010, 40,848 apartment homes, or approximately 87 percent of 46,932 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Sequentially, same-store NOI increased by 1.8 percent driven by increased revenues of 0.8 percent and a 1.2 percent decrease in same-store expenses. In the second quarter, the Company experienced sequential revenue improvement in markets representing 74% of the Company’s NOI. The revenue improvement is encouraging and continued on trend through July.

The rate of turnover decreased to an annualized rate of 55 percent from 61 percent in the second quarter of 2009. Bad debt expense as a percentage of revenues for the second quarter improved to 40 basis points from 70 basis points in the second quarter of 2009.

Technology Platform

The Company’s technology platform continues to gain acceptance and recognition from our residents as shown by the following increasing utilization rates:

Established Technology Initiatives:	June 2010	June 2009	December 2009
Resident payments received via ACH	74%	37%	62%
Service requests entered through MyUDR.com	77%	18%	40%
Move-ins initiated via an internet source (mature)	65%	60%	63%
New Technology Initiatives:

Renewals completed electronically	3%	n/a	n/a

In June, the Company launched its electronic renewal initiative providing its residents with the option to renew their lease online. The benefits of the electronic renewal initiative include the ability to:

•	Make better informed pricing decisions by knowing customers’ selection earlier in the renewal process;

•	Reduce the administrative burden of the renewal process on the onsite team, allowing them to focus on sales and service;

•	Create all lease documents electronically, including signatures; and

•	Sell upgrades to renewing residents as part of the renewal process.

The initial results show customers prefer the convenience of renewing their lease electronically as 92% of all June renewals at the Company’s test communities were completed via electronic renewal. As of today, the Company has successfully implemented the electronic renewal initiative at all of its communities.

Development and Redevelopment Activities

During the second quarter of 2010, UDR broke ground on the Savoye II in Addison, Texas, the second phase of its Vitruvian ParkSM development. The community is being built to meet LEED Gold standards and will consist of 352 homes and 28,140 square feet of retail and office space, with an expected cost of $69 million.

Leasing velocities for all of the following communities that delivered homes during 2010 are ahead of Company expectations:

•	The Belmont in Dallas, Texas, began leasing its 464 homes in October 2009 and as of the end of the quarter, the property was 67 percent leased;

•	In January, a final certificate of occupancy was issued for Elements Too, a 274 home community which is the second phase of the Company’s high-rise development in the heart of downtown Bellevue. At quarter end, the property was 98 percent leased;

•	Leasing remains strong at the first phase of its Vitruvian ParkSM development, Savoye I in Addison, Texas. The 392 home community began leasing to residents in March and as of the end of the quarter, the property is 57 percent leased;

•	The Company also began leasing its 359 home Tribute development in March. The property is located in Raleigh, North Carolina and as of the end of the quarter, the property was 50 percent leased; and

•	In March, the Company began leasing its 360 home Signal Hill development, located in Woodbridge, Virginia, and as of the end of the quarter, the property was 28 percent leased.

The active development pipeline has three projects underway comprised of 1,104 apartment homes with an anticipated total cost of $218 million; of which approximately $64 million remains to be funded. Two of these properties, containing 752 homes, are expected to be completed in the second half of 2010.

The redevelopment pipeline has three projects underway, representing 862 homes with budgeted costs of $77 million; of which approximately $39 million remains to be funded. During the second quarter the Company completed the exterior redevelopment of , a 250 home community in Austin, Texas and began an $8 million interior redevelopment of the homes which is anticipated to be completed in 2012.

Portfolio Investment Activities

On April 26, the Company, in conjunction with its joint venture partner, Kuwait Finance House, closed on the acquisition of Portico at Silver Spring Metro, a 151 home high-rise apartment community located near the Metrorail station in Silver Spring, Maryland. The property, which was completed in 2009 and is fully stabilized, was acquired for $43 million, or $285,000 per home. The community has 1 and 2 bedroom homes ranging in size from 567 to 1,172 square feet and rents from $1,600 to $3,000 per month. This acquisition represents a continuation of UDR’s effort to deepen its presence in high barrier to entry and urban markets proximate to transportation, employment and entertainment hubs.

Capital Markets Activity

During the quarter, the Company raised approximately $30 million of equity through the sale of 1.5 million shares at a weighted average net price of $19.58 under its previously established “At the Market” equity offering program. Since September 2009, the Company has sold approximately 10.4 million shares and has 4.6 million shares available to sell under the existing program.

Balance Sheet

At June 30, 2010, UDR had $738 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. The Company’s unencumbered asset base of $3.4 billion (on a historical non-depreciated cost basis) is a potential additional source of capital.

UDR’s total indebtedness at June 30, 2010 was $3.4 billion. The Company ended the second quarter with 74 percent fixed-rate debt, a total blended interest rate of 4.4 percent and a weighted average maturity of 5.5 years. UDR’s fixed charge coverage ratio was 2.1 times.

2010 Guidance

For full year 2010, the Company has increased its same-store and FFO guidance as follows:

Same-Store:	Original Range	Revised Range
Revenue	(4.5%) – (3.0%)	(1.5%) – (1.0%)
Expense	0.0% – 2.0%	0.5% – 1.5%
NOI	(7.5%) – (4.5%)	(3.0%) – (1.7%)

FFO Per Share:	Original Range	Revised Range
Range	$1.00 — $1.07	$1.07 — $1.11

All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The following is a reconciliation from forecasted FFO per share to GAAP Net Loss per share:

FFO Guidance Reconciliation Per Diluted Share
	Low	High
Forecasted 2010 FFO guidance per diluted share	$1.07	$1.11
Conversion to GAAP share count	(0.07)	(0.07)
Depreciation	(1.79)	(1.79)
Non-controlling interests	0.02	0.02
Preferred dividends	(0.02)	(0.02)

Forecasted GAAP net loss per diluted share	($0.79)	($0.75)

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 5:00 p.m. EST on August 2, 2010 to discuss second quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-941-2332 for domestic and 480-629-9722 for international and provide the following conference ID number: 4326870.

A replay of the conference call will be available through August 25, 2010, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4326870, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at UDR’s website, www.udr.com.

Mail — For those without Internet access, the second quarter 2010 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6083.

Forward Looking Statements

Certain statements made in this presentation may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements.  These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2010, UDR owned or had an ownership position in 51,823 apartment homes including 748 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2010	2009	2010	2009
Rental income	$153,921	$151,844	$305,550	$302,459
Rental expenses:
Real estate taxes and insurance	19,115	18,843	38,716	38,863
Personnel	14,086	12,782	27,619	25,415
Utilities	7,951	7,350	16,661	15,717
Repair and maintenance	8,516	7,899	16,428	15,108
Administrative and marketing	3,999	3,584	7,849	6,917
Property management	4,233	4,176	8,403	8,318
Other operating expenses	1,457	2,010	2,942	3,664
	59,357	56,644	118,618	114,002
Non-property income:
Loss from unconsolidated entities	(1,185)	(728)	(1,922)	(1,445)
Tax expense for taxable REIT subsidiary	(81)	—	(146)	(51)
Interest and other income	2,056	3,958	5,376	8,982

	790	3,230	3,308	7,486
Other expenses:
Real estate depreciation and amortization	73,726	69,067	145,933	138,052
Interest	35,987	35,376	71,886	71,885
Net loss/(gain) on debt extinguishment (1)	1,030	(2,736)	1,030	(9,849)
Amortization of convertible debt premium	928	1,053	1,895	2,349

Total interest	37,945	33,693	74,811	64,385
Storm-related expenses	721	—	721	—
General and administrative	9,491	8,905	19,066	18,602
Other depreciation and amortization	1,308	1,478	2,531	2,872
	123,191	113,143	243,062	223,911
Loss from continuing operations	(27,837)	(14,713)	(52,822)	(27,968)
Income from discontinued operations	197	2,053	156	1,885

Consolidated net loss	(27,640)	(12,660)	(52,666)	(26,083)
Net loss attributable to non-controlling interests	1,019	602	1,989	1,396

Net loss attributable to UDR, Inc.	(26,621)	(12,058)	(50,677)	(24,687)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(1,862)	(1,862)
Distributions to preferred stockholders — Series G	(1,441)	(1,869)	(2,889)	(3,738)
Discount on preferred stock repurchases, net	25	—	25	—
Net loss attributable to common stockholders	$(28,968)	$(14,858)	$(55,403)	$(30,287)

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations attributable to common stockholders	($0.18)	($0.11)	($0.35)	($0.22)
Income from discontinued operations	$0.00	$0.01	$0.00	$0.01
Net loss attributable to common stockholders	($0.18)	($0.10)	($0.35)	($0.21)
Common distributions declared per share	$0.180	$0.305	$0.360	$0.485
Weighted average number of common shares outstanding — basic	160,886	149,444	158,522	146,807
Weighted average number of common shares outstanding — diluted	160,886	149,444	158,522	146,807

(1) Includes $599 write-off of convertible debt premium for the three and six months ended June 30, 2010, and $1,611 and $3,365 for the three and six months ended June 30, 2009.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2010	2009	2010	2009
Net loss attributable to UDR, Inc.	$(26,621)	$(12,058)	$(50,677)	$(24,687)
Distributions to preferred stockholders	(2,372)	(2,800)	(4,751)	(5,600)
Real estate depreciation and amortization, including discontinued operations	73,726	69,067	145,933	138,052
Non-controlling interest	(1,019)	(602)	(1,989)	(1,396)
Real estate depreciation and amortization on unconsolidated joint ventures	1,151	1,165	2,160	2,308
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(162)	(2,053)	(121)	(1,885)
Discount on preferred stock repurchases, net	25	—	25	—
Funds from operations (“FFO”) — basic	$44,728	$52,719	$90,580	$106,792

Distribution to preferred stockholders — Series E (Convertible)	931	931	1,862	1,862
Funds from operations — diluted	$45,659	$53,650	$92,442	$108,654

FFO per common share — basic	$0.27	$0.34	$0.55	$0.69

FFO per common share — diluted	$0.27	$0.34	$0.55	$0.69

Weighted average number of common shares and OP Units outstanding — basic	166,850	155,958	164,492	153,987
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	172,109	159,039	169,485	157,043

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	June 30,	December 31,
In thousands, except share and per share amounts	2010	2009
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$6,251,365	$5,995,290
Less: accumulated depreciation	(1,488,706)	(1,350,067)

	4,762,659	4,645,223
Real estate under development
(net of accumulated depreciation of $758 and $1,226)	153,208	318,531

Total real estate owned, net of accumulated depreciation	4,915,867	4,963,754
Cash and cash equivalents	8,074	5,985
Marketable securities	37,878	37,650
Restricted cash	9,744	8,879
Deferred financing costs, net	25,508	26,601
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	17,477	14,126
Other assets	57,021	67,822
Total assets	$5,079,369	$5,132,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,957,406	$1,989,434
Unsecured debt	1,454,252	1,437,155
Real estate taxes payable	15,215	16,976
Accrued interest payable	20,002	19,146
Security deposits and prepaid rent	24,920	31,798
Distributions payable	32,291	30,857
Deferred gains on the sale of depreciable property	28,836	28,826
Accounts payable, accrued expenses, and other liabilities	59,585	80,685
Total liabilities	3,592,507	3,634,877
Redeemable non-controlling interests in operating partnership	113,752	98,758
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2009)	46,571	46,571
3,405,562 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,432,962 shares at December 31, 2009)	85,139	85,824
Common stock, $0.01 par value; 250,000,000 shares authorized
163,040,383 shares issued and outstanding (155,465,482 shares at December 31, 2009)	1,630	1,555
Additional paid-in capital	2,061,811	1,948,669
Distributions in excess of net income	(822,057)	(687,180)
Accumulated other comprehensive loss, net	(3,605)	2

Total UDR, Inc. stockholders’ equity	1,369,489	1,395,441
Non-controlling interest	3,621	3,541
Total equity	1,373,110	1,398,982
Total liabilities and stockholders’ equity	$5,079,369	$5,132,617